UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2015

VERSAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 3, 2015, the Compensation Committee of the Board of Directors of Versar, Inc. (the “Company”) approved the Versar, Inc. 2015 Long-Term Incentive Compensation Program (the “LTICP”) adopted under the Versar, Inc. 2010 Stock Incentive Plan (the “2010 Plan”). The LTICP shall be deemed effective as of June 28, 2014, the first day of the Company’s 2015 fiscal year. The LTICP provides for the creation for each of fiscal years 2015, 2016 and 2017 of a performance pool equal to 30% of the amount by which the Company’s diluted earnings per share exceeds that fiscal year’s target diluted earnings per share (which will be $0.299 for the 2015 Performance Period, $0.329 for the 2016 Performance Period and $0.362 for the 2017 Performance Period), times the weighted average number of the Company’s common stock outstanding, on a diluted basis (the “LTICP Pool”). The LTICP Pool shall in no event be less than zero for any fiscal year. To the extent the LTICP Pool is zero in any fiscal year covered by the LTICP, no LTICP Pool will be created for the subsequent fiscal year. In any year that an LTICP Pool is created, each participant in the LTICP shall receive a restricted stock award pursuant to the 2010 Plan. The number of shares of restricted stock received by each participant will be calculated by multiplying the LTICP Pool by each participant’s designated percentage and then dividing the result by the fair market value of the Company’s common stock on the last day of the fiscal year to which the award relates. Each participant must be employed by the Company on the date the award amounts are determined in order to be eligible to receive an award, except as specified by the LTICP. The participants in the LTICP shall be the Company’s Chief Executive Officer, President/COO and Chief Financial Officer and their participation percentages shall be 60%, 25% and 15%, respectively, subject to change by the Compensation Committee for any fiscal year.

One third of the restricted shares granted from the LTICP Pool will vest immediately following the September Compensation Committee meeting at which such award is confirmed, and the remaining restricted shares will vest in equal proportions on the first and second anniversaries of the valuation date applicable to the restricted share award. Such restricted stock shall be forfeited if employment is terminated prior to vesting upon the terms set forth in the award agreement. Any unvested restricted shares will be subject to accelerated vesting if the Company’s board or directors determines in its discretion that the award recipients have complied with the terms of and objectives as set forth in the LTICP. Further, vesting will be suspended in any year in which the LTICP Pool is equal to zero or, in periods following fiscal year 2017, if the Company fails to achieve the performance measures then established for that fiscal year. If in a succeeding performance period, as defined by the LTICP, an LTICP Pool is created, the previously suspended restricted stock awards will vest. Participation in the LTICP will generally cease upon termination of a participant’s service with the Company provided that if a participant’s service with the Company is terminated without cause, or by the participant for good reason, or as a result of retirement, death or disability after the end of a fiscal year but before the receipt of restricted shares under the LTICP has been determined, such participant will continue to participate and receive restricted shares from the LTICP Pool for the then completed fiscal year as if a continuing employee of the Company at that time. Upon a Change in Control, as defined by the 2010 Plan, all participation in the LTICP will cease and no further awards will be occur. However, upon a Change in Control, any unvested restricted shares previously granted pursuant to the LTICP will immediately vest.

A copy of the LTICP is filed with this Report as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the LTICP does not purport to be complete and is qualified in its entirety by reference to the full text of such program.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Versar, Inc. 2015 Long-Term Incentive Compensation Program

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 9, 2015	VERSAR, INC.

	By:	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel